Exhibit 99.2

CSS INDUSTRIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 3, 2017, CSS Industries, Inc. (the “Company”) consummated its acquisition of the Simplicity Creative Group business ("Simplicity"), which consists of the manufacture, marketing and sale of sewing patterns, sewing tools, needlecraft products, quilting tools, knitting tools, tapes, trim and ribbon, tools for crocheting, kits and educational programs relating to the aforementioned items, paint by number kits, stamp and ink kits, craft beads and bead kits, tie backs, tassels, fringe and cord used in the home decorating markets, wedding and baby products and myriad other arts and crafts projects, pursuant to the asset and securities purchase agreement dated as of November 3, 2017.
The Company’s unaudited pro forma condensed combined financial statements for the year ended March 31, 2017 and as of and for the six months ended September 30, 2017 are based on the historical audited and unaudited consolidated financial statements of the Company (as filed with the Securities and Exchange Commission (the “SEC”)) in its annual report on Form 10-K filed June 7, 2017 ("Annual Report") and quarterly report on Form 10-Q filed on November 7, 2017 (“Quarterly Report”), combined with the audited combined abbreviated statement of assets acquired and liabilities assumed of Simplicity as of September 30, 2017 filed with this Current Report on Form 8-K/A, and unaudited combined abbreviated statement of revenues and direct expenses of Simplicity for the year ended March 31, 2017 and for the six months ended September 30, 2017, after giving effect to the Company’s acquisition of Simplicity, and includes the assumptions and adjustments as described in the accompanying notes hereto.
The unaudited pro forma condensed combined balance sheet as of September 30, 2017 is presented as if the acquisition of Simplicity had occurred on September 30, 2017. The unaudited pro forma combined statement of operations for the year ended March 31, 2017 and the six months ended September 30, 2017 gives effect to the acquisition as if it occurred on April 1, 2016. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the financial condition of the combined entity that would have been reported if the acquisition had been consummated on April 1, 2016.
The unaudited pro forma condensed combined balance sheet has been prepared using the acquisition method of accounting. The estimated fair values of the acquired assets and assumed liabilities as of the date of acquisition, which are based on estimates and assumptions of the Company and the consideration paid, are reflected herein. As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the total consideration of $68,916,000 to acquire Simplicity has been allocated to the assets acquired and assumed liabilities of Simplicity based upon preliminary estimated fair values at the date of acquisition. The Company is continuing to finalize the valuations of these assets and liabilities. The fair value allocation consists of preliminary estimates and analyses and is subject to change upon the finalization of the valuation analyses. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction on the financial results of the Company.
The unaudited pro forma condensed combined financial statements of the Company and Simplicity should be read in conjunction with the Current Report on Form 8-K filed on November 9, 2017, the historical financial statements and accompanying notes thereto of the Company contained in its Annual Report and Quarterly Report, and Simplicity’s audited combined abbreviated financial statements as of and for the nine months ended September 30, 2017 filed with this Current Report on Form 8-K/A.

CSS INDUSTRIES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2017
(in thousands)

	CSS Industries, Inc. Historical	Simplicity Historical (a)	Pro Forma Adjustments		Pro Forma Combined
Current assets:
Cash and cash equivalents	$27,214	$484	$(7,116)	(b)	$20,582
Accounts receivable, net of allowances	95,014	7,442	—		102,456
Inventories	106,896	24,540	8,433	(c)	139,869
Prepaid expenses and other current assets	13,245	1,166	2,160	(d)	16,571
Total current assets	242,369	33,632	3,477		279,478
Net property, plant and equipment	35,453	8,289	6,686	(e)	50,428
Other assets:
Goodwill	19,916	—	6,154	(f)	26,070
Intangible assets, net of accumulated amortization	42,198	54,738	(32,456)	(g)	64,480
Other	8,977	428	—		9,405
Total other assets	71,091	55,166	(26,302)		99,955
Total assets	$348,913	$97,087	$(16,139)		$429,861

Current liabilities:
Current portion of long-term debt	$226	$124	$60,000	(h)	$60,350
Accounts payable and accrued expenses	52,325	11,440	4,757	(i)	68,522
Total current liabilities	52,551	11,564	64,757		128,872
Long-term liabilities	8,457	676	3,951	(i)	13,084
Total stockholders' equity	287,905	84,847	(84,847)		287,905
Total liabilities and stockholders' equity	$348,913	$97,087	$(16,139)		$429,861

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

CSS INDUSTRIES, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED MARCH 31, 2017
(in thousands, except per share information)

	CSS Industries, Inc. Historical	Simplicity Historical (a)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$322,431	$96,189	$—		$418,620
Cost of sales	229,342	60,983	1,089	(j)	291,414
Gross profit	93,089	35,206	(1,089)		127,206
Selling, general and administrative	83,375	27,897	(2,488)	(j)	108,784
Operating income (loss)	9,714	7,309	1,399		18,422
Gain on bargain purchase	(19,990)	—	—		(19,990)
Interest expense, net	29	—	609	(k)	638
Other (income) expense, net	(12)	174	—		162

Income before income taxes	29,687	7,135	790		37,612
Income tax expense	1,183	2,497	276	(l)	3,956
Net income	$28,504	$4,638	$514		$33,656

Net income per common share:
Basic	$3.14				$3.71
Diluted	$3.13				$3.69

Weighted average shares outstanding:
Basic	9,074				9,074
Diluted	9,115				9,115

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

CSS INDUSTRIES, INC.
UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2017
(in thousands, except per share information)

	CSS Industries, Inc. Historical	Simplicity Historical (a)	Pro Forma Adjustments		Pro Forma Combined
Net sales	$149,721	$42,238	$—		$191,959
Cost of sales	111,234	27,503	651	(j)	139,388
Gross profit	38,487	14,735	(651)		52,571
Selling, general and administrative	43,978	14,241	(1,210)	(j)	57,009
Operating (loss) income	(5,491)	494	559		(4,438)
Impairment of intangible assets	—	2,326	(2,326)	(m)	—
Interest (income) expense, net	(7)	—	305	(k)	298
Other income, net	(328)	(123)	—		(451)

(Loss) income before income taxes	(5,156)	(1,709)	2,580		(4,285)
Income tax (benefit) expense	(1,105)	(599)	903	(l)	(801)
Net (loss) income	$(4,051)	$(1,110)	$1,677		$(3,484)

Basic and diluted net loss per common share	$(0.45)				$(0.38)

Weighted average basic and diluted shares outstanding	9,099				9,099

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information

CSS INDUSTRIES, INC.
NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Basis of Presentation
The unaudited pro forma condensed combined financial statements are based on the Company's and Simplicity's historical consolidated financial statements as adjusted to give effect to the acquisition of Simplicity and the borrowings under the Company's revolving credit facility to fund the acquisition. The unaudited pro forma combined statement of operations for the six months ended September 30, 2017 and the year ended March 31, 2017 give effect to the Simplicity acquisition as if it had occurred on April 1, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2017 gives effect to the Simplicity acquisition as if it had occurred on September 30, 2017.
The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been achieved had the Company acquired Simplicity on the dates presented. These unaudited pro forma condensed combined financial statements should be read in conjunction with the Current Report on Form 8-K filed on November 9, 2017, the historical consolidated financial statements and accompanying notes thereto of the Company contained in its Annual Report and Quarterly Report, and Simplicity’s audited combined abbreviated financial statements as of and for the nine months ended September 30, 2017 filed with this Current Report on Form 8-K.
The Company expects to incur costs and realize benefits associated with integrating the operations of CSS and Simplicity. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies.

2.	Preliminary Purchase Price Allocation
On November 3, 2017, the Company acquired Simplicity for a total consideration of $68,916,000. The Company primarily financed the acquisition with borrowings of $60,000,000 under its revolving credit facility. The Company has recorded an estimated working capital adjustment due to the Sellers of $1,799,000, which is expected to be finalized within 135 days of the acquisition date. The unaudited pro forma condensed combined balance sheet has been prepared using the acquisition method of accounting. The total consideration of $68,916,000 to acquire Simplicity has been allocated to the assets acquired and assumed liabilities of Simplicity based upon preliminary estimated fair values at the date of acquisition. The Company is continuing to finalize the valuations of these assets and liabilities. The fair value allocation consists of preliminary estimates and analyses and is subject to change upon the finalization of the valuation analyses. Although the final determination may result in asset and liability fair values that are different than the preliminary estimates of these amounts included herein, it is not expected that those differences will be material to an understanding of the impact of this transaction on the financial results of the Company.
The following table shows the preliminary allocation of the purchase price for Simplicity to the acquired identifiable assets, liabilities assumed and estimated goodwill as of the acquisition date of November 3, 2017 (in thousands):

Total purchase price	$68,916
Cash and cash equivalents	1,889
Accounts receivable, net	11,787
Inventories	31,651
Other current assets	1,289
Property, plant and equipment, net	14,975
Intangible assets, net	22,282
Other assets	211
Total identifiable assets	84,084
Current portion of long-term debt	(106)
Accounts payable and accrued liabilities	(16,676)
Long-term liabilities	(4,540)
Total liabilities assumed	(21,322)
Total pro forma goodwill	$6,154

3.	Pro Forma Adjustments
The pro forma adjustments within the unaudited pro forma condensed combined balance sheet represent the adjustments to the carrying amounts as of September 30, 2017 for certain acquired assets and assumed liabilities related to Simplicity to reflect the estimated fair value of assets and liabilities as of the date of acquisition. The pro forma adjustments to the unaudited pro forma combined statement of operations for the year ended March 31, 2017 and six months ended September 30, 2017, give effect to the acquisition as if it had been consummated on April 1, 2016.
The pro forma adjustments are based on the Company's preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:
Adjustments to the pro forma condensed combined balance sheet
(a) Reflects certain reclasses in Simplicity's historical balances to conform to the Company's presentation.
(b) Reflects the reduction of the Company's cash as a result of the consideration paid to Sellers.
(c) Includes approximately $8,433,000 to step-up the acquired inventory at the acquisition date to estimated fair value. The increased valuation of the inventory will increase cost of sales as the acquired inventory is sold after the closing date of the acquisition.
(d) Reflects the estimated working capital adjustment if the acquisition had occurred on September 30, 2017.
(e) The estimated fair value of property, plant and equipment of Simplicity as a result of the preliminary purchase price allocation is comprised of the following:

	Estimated Useful Life	Fair Value
	(in years)	(in thousands)
Land	N/A	$1,125
Building, leasehold interests and improvements	5-15	3,737
Machinery, equipment and other	2-7	10,113
Total purchased property, plant and equipment		$14,975
(f) Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of Simplicity's identifiable assets acquired and liabilities assumed as shown in Note 2.
(g) The estimated fair value intangible assets of Simplicity are comprised of customer lists of $10,200,000 to be amortized over 10 years, favorable lease contracts of $3,882,000 to be amortized over the remaining term of two respective leases, and tradenames of $8,200,000 which have an indefinite useful life.
(h) Reflects borrowings of $60,000,000 under the Company's revolving credit facility to fund the acquisition, net of excess cash.
(i) Reflects the estimated fair value of an asset retirement obligation of $1,163,000 related to a Simplicity lease that is reflected in long-term liabilities and customer programs extended to a major customer, of which $4,757,000 is recorded in accounts payable and accrued expenses and $2,788,000 is recorded in long-term liabilities.
Adjustments to the pro forma combined statements of operations
(j) Reflects an adjustment for the estimated depreciation and amortization expense related to the acquired property, plant and equipment and intangible assets discussed at Notes 3(e) and 3(g), respectively.
(k) Reflects additional interest expense related to the incremental borrowings under the Company's revolving credit facility to fund the acquisition, net of interest earned on excess cash balances.
(l) Reflects the income tax effect of pro forma adjustments based on the estimated combined statutory tax rate of 35%.
(m) Reflects the reversal of the impairment of intangibles previously recognized by Simplicity in the six months ended September 30, 2017.